                                   EXHIBIT 11


               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                             CARMIKE CINEMAS, INC.



                                            Years Ended December 3l
                                     --------------------------------------
                                       1996           1995            1994
                                     --------       -------         -------
                                     (In thousands, except per share data)
 PRIMARY:
  Average shares outstanding           11,174        11,161           8,312
  Net effect of dilutive stock
    options and warrants based
    on the treasury stock method
    using average market price            -0-            99             165
                                     --------       -------         -------
            Totals                     11,174        11,260           8,477
                                     ========       =======         =======



 NET INCOME (LOSS)                   $(7,277)       $13,087         $16,953
                                     ========       =======         =======


 NET INCOME (LOSS) PER SHARE         $  (.65)       $  1.16         $  2.00
                                     ========       =======         =======









Note: Fully diluted calculation is not presented because dilution is less than 3%.



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